Exhibit 99.2

PRESS RELEASE

Curis Announces $7.0 Million Registered Direct and Concurrent Private Placement

LEXINGTON, Mass., July 2, 2025 /PRNewswire/ -- Curis, Inc. (“Curis”) (NASDAQ: CRIS), a biotechnology company focused on the development of emavusertib (CA-4948), an orally available, small molecule IRAK4 inhibitor, today announced that it has entered into a definitive agreement with a combination of existing and new investors for the purchase of 1,538,460 shares (“Shares”) of its common stock in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, Curis also agreed to issue to the investors in the registered direct offering unregistered pre-funded warrants to purchase up to an aggregate of 1,538,461 shares of Common Stock (“Pre-Funded Warrants”) at an exercise price of $0.01 per share and unregistered warrants to purchase up to an aggregate of 3,076,921 shares of Common Stock (“Common Warrants” and together with the Pre-Funded Warrants, the “Unregistered Warrants”) at an exercise price of $2.15 per share. The Pre-Funded Warrants will be exercisable immediately and will be exercisable until exercised in full. The Common Warrants will be exercisable immediately and will be exercisable for five years following the date of issuance. The combined purchase price for one Share and the associated Common Warrant is $2.275. The combined purchase price for one Pre-Funded Warrant and the associated Common Warrant is $2.265.

Gross proceeds to Curis from the offering are expected to be approximately $7.0 million, before deducting the placement agents' fees and other offering expenses payable by Curis. Curis intends to use the net proceeds from the offering on research, development, working capital, and other general corporate purposes.

The registered direct offering and concurrent private placement are each expected to close on or about July 3, 2025, subject to the satisfaction of customary closing conditions.

Laidlaw & Company (U.K.) Ltd. and Jones are acting as placement agents for the registered direct offering and the concurrent private placement.

The Shares of common stock offered in the registered direct offering (but excluding the Unregistered Warrants to be issued in the concurrent private placement and shares of common stock underlying the Unregistered Warrants) are being offered by Curis pursuant to a shelf registration statement on Form S-3 (File No. 333-276950) that was filed with the U.S. Securities and Exchange Commission ("SEC") on February 8, 2024 and declared effective by the SEC on April 12, 2024. A prospectus supplement relating to and describing the terms of the registered direct offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. The registered direct offering is being made only by means of a prospectus and related prospectus supplement. When available, electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained from Laidlaw & Company (U.K.) Ltd., 521 Fifth Avenue, 12th Floor, New York, NY 10175, Attention: Syndicate Dept., e-mail: syndicate@laidlawltd.com; or JonesTrading Institutional Services LLC, Attention: Equity Capital Markets, 325 Hudson Street, 6th Floor New York, New York 10013; email: ecm@jonestrading.com.

The Unregistered Warrants are being offered in the concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying such Unregistered Warrants, have not been registered under the Securities Act or applicable state securities laws. Curis has agreed to file a resale registration statement with the SEC covering the resale of the shares of common stock underlying the Unregistered Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Curis, Inc.

Curis is a biotechnology company focused on the development of emavusertib, an orally available, small molecule IRAK4 inhibitor. Emavusertib is currently being evaluated in the TakeAim Lymphoma Phase 1/2 study (CA-4948-101) in patients with relapsed/refractory primary central nervous system lymphoma (PCNSL) in combination with the BTK inhibitor ibrutinib, as a monotherapy in the TakeAim Leukemia Phase 1/2 study (CA-4948-102) in patients with relapsed/refractory acute myeloid leukemia (AML) and relapsed/refractory high risk myelodysplastic syndrome (hrMDS), and as a frontline combination therapy with venetoclax and azacitidine in patents with AML (CA-4948-104). Emavusertib has received Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of PCNSL, AML and MDS and from the European Commission for the treatment of PCNSL. Curis, through its 2015 collaboration with Aurigene Discovery Technologies Limited, has the exclusive license to emavusertib (CA-4948). Curis licensed its rights to Erivedge® to Genentech, a member of the Roche Group, under which they are commercializing Erivedge® for the treatment of advanced basal cell carcinoma.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, any statements with respect to Curis's registered direct offering and concurrent private placement, anticipated use of proceeds, prospects for Curis and the expected closing of the registered direct offering and the concurrent private placement. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "continue," "potential," "focus," "strategy," "mission" or similar expressions. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market and other conditions, the satisfaction of customary closing conditions related to the registered direct offering and the concurrent private placement and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Curis will be able to complete the registered direct offering and the concurrent private placement on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the registered direct offering, Curis and its business can be found under the caption "Risk Factors" included in Curis's Annual Report on Form 10-K for the year ended December 31, 2024, Curis's prospectus supplement to be filed with the SEC, and in other filings that Curis periodically makes with the SEC. In addition, any forward-looking statements included in this press release represent the view of Curis only as of today and should not be relied upon as representing Curis's views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For further information:

Investor Relations: IR@curis.com